EXHIBIT 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), is made by and between CarMax Inc., and its affiliated companies (collectively, the “Company”) and Thomas W. Reedy, Jr. (the “Consultant”) executed as of December 21, 2020.

WHEREAS, Consultant, who has been an employee of the Company pursuant to a Severance Agreement dated January 3, 2017 (the “Severance Agreement”), has provided guidance, leadership and direction in the growth, management and development of the Company and has learned trade secrets, confidential procedures and information, and technical and sensitive plans of the Company;
WHEREAS, Consultant will separate from service (as defined in Internal Revenue Code Section 409A and the regulations issued thereunder) with the Company on February 28, 2021, upon which time Consultant will no longer be an employee of the Company;
WHEREAS, the Company desires that Consultant be available to consult with the Company regarding the business of the Company following Consultant’s separation from service; and
WHEREAS, the Company has offered to Consultant a consulting arrangement, and the parties hereto have reached an agreement concerning that arrangement and other matters contained herein and desire to set forth the terms and conditions thereof.
NOW, THEREFORE, for and in consideration of the mutual promises and undertakings herein set forth, Consultant and the Company hereby agree as follows:

ARTICLE 1. TERM AND TERMINATION OF AGREEMENT

Section 1.1.    Term This Agreement will become effective on March 1, 2021 (the “Effective Date”) and will terminate on February 28, 2022 (the “Consulting Period”), unless otherwise terminated prior to February 28, 2022 pursuant to Article 1 of this Agreement. This Agreement may be extended upon prior written agreement of both parties, which shall constitute an extension of the Consulting Period.

Section 1.2.    Termination Upon Breach Notwithstanding Section 1.1, this Agreement may be terminated by either party upon written notice to the other party in the event that the party receiving notice has materially breached this Agreement and fails to cure such breach within 10 days after written notice of such breach.

Section 1.3.    Termination for Convenience The Company may terminate this Agreement without cause upon providing the Consultant thirty (30) days’ written notice; provided, however, that if the Company terminates this Agreement under this Section 1.3 prior to the expiration of the Consulting Period, then the monthly payments set forth in

Section 3.1 of this Agreement shall be paid to Consultant on the same payment schedule through the balance of the Consulting Period that would have been part of the term of this Agreement, but for the termination by the Company hereunder.

ARTICLE 2. SERVICES TO BE PERFORMED BY CONSULTANT

Section 2.1.    Specific Services Consultant will provide consulting services to the Company regarding all aspects of the Company’s business from time to time as may be reasonably requested by the Company and subject to the terms and conditions contained herein. Notwithstanding the foregoing, the parties acknowledge and agree that the services to be provided by Consultant under this Agreement are expected to be limited to occasional or part-time services that are not expected to exceed 20% of the average level of services provided by Consultant over the three-year period immediately preceding the Effective Date of this Agreement.

Section 2.2.    Method of Performance Consultant will determine the method, details, and means of performing the above described services under this Agreement. Consultant shall report, in a form reasonably acceptable to the Company, the extent and nature of the activities being performed under the terms of this Agreement as requested by the Company. Consultant shall perform all services with professional diligence and skill, using sound practices in accordance with generally accepted industry standards. Consultant agrees to devote sufficient time to complete performance of the services described herein. Additionally, the services must be provided by the Consultant personally and cannot be assigned to a third party.

Section 2.3.     Intellectual Property Ownership The Consultant understands and acknowledges that any writing, invention, design, system, process, development or discovery (collectively, “Intellectual Property”) shall be the sole and exclusive property of the Company. Consultant agrees to assign to the Company any and all of his right, title, and interest in and to such Intellectual Property, including, but not limited to, patent, trademark, and other rights. The Consultant further agrees to cooperate fully with the Company to secure, maintain, enforce, or defend the Company’s ownership of and rights in such Intellectual Property. The rights and remedies of this Section 2.3 are in addition to any rights and remedies available under applicable law.

Section 2.4.    Independent Contractor The parties intend that an independent contractor relationship be created by this Agreement as of the Effective Date. Consultant will not be an employee, agent, partner or joint venturer of or with the Company or its affiliates and shall not have the power to bind the Company. Consultant will not be entitled to any of the rights or benefits that the Company provides to its employees (other than Consultant’s right to continue participating in certain benefits as a result of having previously been an employee). Consultant acknowledges and agrees that Consultant will not be entitled to worker’s compensation insurance benefits or unemployment compensation insurance benefits from the Company as a result of this Agreement or any work performed by Consultant under this Agreement.

ARTICLE 3. COMPENSATION

Section 3.1.    Consulting Fees Consultant will receive consulting fees of Eleven-Thousand Dollars ($11,000.00) per calendar month during the Consulting Period. Consulting fees will be paid within 14 calendar days after the end of each month during the Consulting Period. Consultant shall not be entitled to commissions for any services in connection with this Agreement. No fees, compensation, benefits, property interest or right shall accrue or be owed to Consultant unless specifically stated in this Agreement.

Section 3.2.    Expenses The Company will reimburse Consultant for reasonable expenses incidental to consulting services provided pursuant to this Agreement, subject to the requirements set forth in this Section 3.2. Requests for reimbursement must be itemized and supported by appropriate documentation (i.e. itemized receipts). Such reimbursable expenses shall include air travel consistent with the Company’s policies and lodging at any of the hotels on the Company’s then-current approved hotel list, which was incurred in connection with providing the consulting services.

Section 3.3.    Taxes Consultant shall be solely responsible for all federal, state and local taxes and related contributions attributable to the payments from the Company to Consultant for consulting services. Consultant acknowledges that Consultant is an independent contractor for federal, state and local income and employment tax purposes. Consultant shall obtain and provide to the Company a Federal Tax Identification Number prior to submitting any invoices to the Company under this Agreement.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

Section 4.1.    Compliance with Laws Consultant represents, warrants and covenants that Consultant will comply in full with all applicable federal, state, and local laws and regulations and rules of governmental agencies and bodies that may apply to the services performed under this Agreement.

ARTICLE 5. ADDITIONAL OBLIGATIONS OF CONSULTANT

Section 5.1.    Confidentiality and Other Covenants

(a) Consultant acknowledges that as a result of prior employment with the Company, and his performance of the consulting services, Consultant has access to Protected Information as defined in Article 10 of the Severance Agreement.

(b) Consultant agrees that, in consideration for the consulting fees paid pursuant to this Agreement, the terms and conditions set forth in Article 10 of the Severance Agreement, entitled “Confidentiality”, shall continue in full force and effect throughout the Consulting Period and for a period of five (5) years following the end of the Consulting Period.

Section 5.2.    Covenant Not to Compete Consultant agrees that, in consideration for the consulting fees paid pursuant to this Agreement, the terms and conditions set forth in Article 8 of the Severance Agreement, entitled “Covenant Not to Compete”, shall continue in full force and effect throughout the Consulting Period and for a period of twenty-four (24) months following the end of the Consulting Period.

Section 5.3.    Non-Solicitation of Employees Consultant agrees that, in consideration for the consulting fees paid pursuant to this Agreement, the terms and conditions set forth in Article 9 of the Severance Agreement, entitled “Non-Solicitation of Employees”, shall continue in full force and effect throughout the Consulting Period and for a period of twenty-four (24) months following the end of the Consulting Period.

Section 5.4.    Survival The provisions of this Article 5 shall survive expiration or termination of this Agreement.

ARTICLE 6. GENERAL PROVISIONS

Section 6.1.    Limitation of Liability Except for the remedies in the second paragraph of Section 6.2, neither party shall be liable to the other hereunder for any incidental, indirect, special, consequential or punitive damages or lost profits under any tort, contract, strict liability or other legal or equitable theory arising out of or pertaining to the subject matter of this Agreement, even if said party has been advised of the possibility of or could have foreseen such damages.

Section 6.2.    Indemnification and Injunctive Relief Subject to the limitation in Section 6.2, Consultant shall be responsible and liable to the Company for acts or conduct of Consultant which exposes the Company to financial or reputational damage. Consultant shall indemnify, defend and hold harmless the Company, its officers, directors, employees, agents, representatives and independent contractors (“Indemnified Parties”) from and against any and all third party claims, actions, demands, losses, liability and injuries including but not limited to financial injury (collectively “Claims”) arising from any negligent acts or omissions, willful or wrongful misconduct, knowing misrepresentation or breach of this Agreement by Consultant as it relates to the activities performed under this Agreement, except to the extent that the Indemnified Party or its agents or employees contribute to such injury or damage, in which event the parties will be responsible for their own percentage of fault. In connection therewith, each party agrees to reasonably notify the other party in writing of any claim subject to this indemnity.

The parties further recognize and affirm that in the event of a breach or a threatened breach of this Agreement’s provisions regarding Intellectual Property, Confidentiality, the Covenant Not to Compete and the Non-Solicitation of Employees, money damages may be inadequate and the Company may not have an adequate remedy at law. Accordingly, the parties agree that in the event of a breach or a threatened breach of this Agreement, the Company may, in addition to pursuing any other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the foregoing provisions, without objections to post bond. The provisions of this Section 6.2 shall survive expiration or termination of this Agreement.

Section 6.3.    Choice of Law and Venue This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Virginia without regard to conflicts of laws principles thereof and the parties hereby incorporate into this Agreement the terms and conditions of Article 18 of the Severance Agreement, entitled “Governing Law”.

Section 6.4.    Entire Contract This Agreement contains all of the covenants and agreements between the parties with respect to the rendering of the services contemplated by this Agreement. Notwithstanding anything in this Agreement, the provisions in the Severance Agreement that are intended to survive, including but not limited to those contained in Articles 8, 9, 10, 13, 17.2, 17.9 and 18 thereof, shall survive and continue in full force and effect. Any modification of this Agreement will be effective only if it is in writing signed by the parties hereto. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto may execute this Agreement personally or by facsimile/scan signature. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.5.    Severability If any term, covenant, or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant, or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each and every remaining term, covenant, or condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Section 6.6.    Notices and Contact Persons Any notices to be given hereunder by either party to the other party may be effected either by personal delivery in writing; by overnight delivery; by mail, registered or certified, postage prepaid with return receipt requested; or by an electronic transmission, which creates a record that may be retained, retrieved, and reviewed by either party. Mailed notices shall be addressed to the parties at the addresses below and electronic transmissions shall be forwarded to the contact persons below. Either party may change the address upon which written notice is mailed or electronic transmission is forwarded in accordance with this Section 6.6. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices and electronic transmissions will be deemed communicated as the date received.

The Company designates William D. Nash (“Company Contact”) as its primary contact for this relationship. However, Consultant may do work for other persons as agreed to by the parties and subject to the limitations set for herein. Consultant shall direct all reports, notices, inquiries, and other communications to the person for whom the work is completed.

Company Contact: William D. Nash
Mailing Address: 12800 Tuckahoe Creek Parkway Richmond VA 23228

The Company shall direct all reports, notices, inquiries, and other communications to Consultant at the address and to the contact information provided by Consultant to the Company.

[Signature Page Follows]

THE PARTIES HEREBY enter into this Agreement as of the date first above written, and the signatories hereto represent that by signing below, they are authorized to execute and deliver this Agreement and to obligate the respective parties.

CarMax, Inc.	Thomas W. Reedy, Jr.
\s\ Eric M. Margolin	\s\ Thomas W. Reedy, Jr.
Name: Eric M. Margolin

Title: Executive Vice President, General
Counsel and Corporate Secretary

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